UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549



                                  FORM 8-K

                               CURRENT REPORT
    Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934





              Date of Report (Date of earliest event reported)

                             November 4, 1998


                        VECTOR ENERGY CORPORATION
            (Exact name of registrant as specified in its charter)


                                 Texas
              (State or other jurisdiction of incorporation)


                                0-22661
                        (Commission File Number)


                              76-0582614
                   (IRS Employer Identification No.)


                     5599 San Felipe, Suite 620
                           Houston, Texas
               (Address of principal executive offices)


                                77056
                             (Zip Code)


     Registrant's telephone number, including area code:   (713) 850-9993
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INFORMATION INCLUDED IN THIS REPORT

Item 2.	Acquisition or Disposition of Assets.

     On November 4, 1998, the Registrant entered into an asset acquisition transaction by which the Registrant acquired the right, title, and interest in certain oil, gas, and mineral leases and working interests in approximately fifteen producing oil and gas wells located in Oklahoma and Texas. The transaction consisted of a purchase and sale agreement with Texas Energy and Environmental, Inc. and Cougar Oil and Gas, Inc. (collectively the "Sellers").

     Pursuant to the asset acquisition transaction, the Registrant issued 1,226,667 of its common stock to the Sellers, issued a $120,000 non-interest bearing note payable to the Sellers, and assumed approximately $750,000 of the Sellers' bank debt and approximately $750,000 of other liabilities of the Sellers. In addition the Sellers are entitled to receive up to 500,000 additional shares of the Registrant's common stock based on the value of the proved developed producing reserves attributed to the properties acquired, as determined by an independent engineering evaluation on September 30, 1999. The purchase and sale agreement also requires the registrant to expend a minimum of $500,000 in capital investment on the properties acquired, within nine months. If such capital investment is not made, the Sellers are entitled to receive an additional 500,000 shares of the Registrants common stock.

     In conjunction with the asset acquisition transaction, the Registrant executed an amended and restated credit agreement with its lender whereby its borrowing base was increased by $800,000. On November 4, 1998, the Registrant drew down the additional $800,000 and used the proceeds to repay the bank debt and certain of the other liabilities assumed in the asset acquisition transaction.

     In addition, the Registrant borrowed $500,000 from a stockholder under a six-month promissory note. Such note bears interest at 10% per annum and is subordinate to the Registrant's credit agreement. The holder of the promissory note received warrants to purchase 100,000 shares of the Registrant's common stock at $.10 per share. Such warrants expire ten years from the date granted. The holder of the promissory note is entitled to receive up to 300,000 shares of the Registrant's common stock if certain provisions extending the term of the note are exercised. The note also provides that the Registrant will use its best efforts to raise additional equity capital, and any capital so raised shall be used to repay the promissory note.

Item 7.	Financial Statements and Exhibits.

Registrant will file the financial statements and pro forma financial information required by this item in an amendment hereto not later than 60 days after the date of this fil